EXHIBIT 99.1

                     EXPRESS SCRIPTS TALLIES NET INCOME GAIN
                   OF 27.0 PERCENT FOR SECOND QUARTER OF 1997

     Revenues Rise 62.7 Percent to Record Level on Strong Enrollment Growth

     ST. LOUIS, July 23, 1997--Express Scripts, Inc. (NASDAQ:ESRX) today reported the strongest quarter of sales and revenue growth in its history, resulting in net income of $8.1 million, representing an increase of 27.0 percent compared with the $6.4 million achieved for the second quarter of 1996. On a per share basis, net income rose 28.2 percent to 50 cents from 39 cents. Net revenues increased 62.7 percent to a record $300.5 million for the quarter, up from $184.7 million for the second quarter of 1996.

     Enrollment in Express Scripts' pharmacy benefit management (PBM) programs grew by 700,000 members, reaching a total of approximately 11.6 million at June 30, 1997 compared with 10.9 million at the end of 1997's first quarter. Since the end of the second quarter, the company has added some 400,000 more members, pushing total enrollment as of July 1 over the 12 million mark for the first time.

     "Express Scripts had another quarter of strong enrollment gains in its core PBM programs and continued growth in our complementary healthcare management businesses," said Barrett A. Toan, the company's president and chief executive officer. "This reflects our success in effectively delivering value-added services to customers, and seizing market opportunities created by the increasingly complex pharmacy benefit management services needed to address the trend toward higher drug costs."

     According to Toan, an Express Scripts' Drug Trend Report, released at the company's first annual Outcomes Conference in June, dissects pharmacy costs and shows that a wide variety of factors contributed to cost trends. Among its key findings, the Drug Trend Report revealed that the unmanaged retail price of medication grew by 35 percent between 1993 and 1996, with approximately one-third of that cost increase attributable to expenditures for medications introduced into the market after 1993.

     "As healthcare plan sponsors experience an increase in their pharmacy benefit cost, their first reaction is to blame pharmaceutical manufacturers for raising the price on their products," explained Toan. "Our research clearly demonstrates that effectively controlling pharmacy costs requires managing a complex set of interrelated factors, which Express Scripts is well positioned to do by virtue of our size, scope of services and focused business approach."

Toan pointed to several achievements, including:

- Enrollment in Express Scripts' programs through its strategic partnership with Premier, a nationwide alliance of integrated healthcare providers, grew to almost 900,000 lives.

- The company's business in Canada expanded to more than 800,000 lives, due to new contracts including PBM services for employees of Bell Canada.

- Express Health LineSM, the company's new informed decision counseling service, is now serving approximately 340,000 members of NYLCare Health Plans, Inc. The NYLCare agreement provides for Express Scripts to service one million lives by the end of 1997.

- Express TherapeuticsSM, an advanced drug utilization review, drug therapy and clinical intervention product, was completed during the second quarter. Since July 1, the company has made its first full-scale installment of this product for a customer.

- Enrollment in the Express PreferenceSM drug therapy management program reached 3.4 million lives.

     Express Scripts' complementary healthcare business units all contributed to the company's performance during the second quarter of 1997. Practice Patterns Science added three new agreements with disease management program sponsors and continues to develop its healthcare decision support offerings. Therapy days at IVTx, the company's home infusion services division, and orders processed by its vision subsidiary, ESI Vision Care, increased 33.1 percent for the second quarter compared to the prior year. Combined revenues for IVTx, ESI Vision Care, and integrated medical and drug data analysis services increased 38.2 percent for the second quarter of 1997 compared with the same period in 1996.

     Express Scripts also disclosed that a phase-out transition plan concerning the transfer of FHP lives to PacifiCare has now been established. The company expects to retain a majority of the FHP lives through the end of the current year. Lives will be moved off the Express Scripts' membership rolls on a scheduled basis through April 1998.

     The cost of revenues for the second quarter of 1997 increased 68.9 percent to $274.9 million, compared with $162.8 million for 1996' second quarter. Selling, general and administrative (SG&A) expenses increased at a significantly slower rate, rising 12.1 percent to $13.7 million this year from $12.3 million in 1996. As a percentage of net revenue, SG&A expenses decreased to 4.6 percent this year from 6.6 percent in 1996.

     The company finished the second quarter with the strongest cash position in its history, as cash generation accelerated as anticipated following the end of the first quarter. Express Scripts' cash and cash equivalents totaled $27.1 million as of June 30, 1997, up 145.9 percent from the $11.0 million on the balance sheet at the end of the first quarter and 185.8 percent compared with $9.5 million on June 30, 1996.

     Express Scripts' other income for the second quarter of 1997 increased 44.1 percent to $1.3 million from $892,000 in the comparable period of 1996. This increase was due primarily to the fact that proceeds from the company's April 1996 offering of 1,150,000 shares of Class A common stock were invested for the entire quarter in 1997.

     For the first half of 1997, Express Scripts reported net income of $15.8 million, an increase of 31.6 percent compared with $12.0 million in the first six months of last year. Per share net income for the six months ended June 30, 1997 was 96 cents, up 28.0 percent from the 75 cents per share reported for the period in 1996. Net revenues grew by 59.3 percent to $562.5 million in the period this year from $353.1 million in 1996.

     Express Scripts, Inc. is a leader in progressive healthcare management, delivering advanced capabilities in several complementary healthcare businesses. Express Scripts' pharmacy benefit management business currently provides managed prescription drug services to more than 12 million members in the United States and Canada. Practice Patterns Science, Inc. offers healthcare information management services, linking healthcare data from all points of care. ESI Vision Care and PhyNet, Inc. form the company's eyecare management business. IVTx applies managed care principles to infusion therapy management. Express Health LineSM provides comprehensive informed decision counseling and disease management services through a 24-hour call center staffed by nurses and pharmacists. Express Scripts' businesses serve HMOs, third-party administrators, insurance companies, unions and self-insured employers. Express Scripts (http://www.express-scripts.com) is headquartered in St.Louis.

     This press release contains forward-looking statements, including, but not limited to, statements related to the Company's plans, objectives, expectations or intentions. These statements involve risks and uncertainties that may cause the Company's actual results to differ significantly from those projected or suggested. Factors which may impact any forward-looking statement include heightened competition; the possible termination of contracts with certain clients; changes in pricing or discount practices of pharmaceutical manufacturers; the ability of the Company to consummate contract negotiations with prospective clients; competition in the bidding and proposal process; adverse results in certain litigation and regulatory matters; the adoption of adverse legislation or a change in the interpretation of existing legislation or regulations; and other risks described from time to time in the Company's public filings with the Securities and Exchange Commission.

Financial tables follow:

                              Express Scripts, Inc.
                             Statement of Operations
              (in thousands, except per share and percentage data)
                                   (unaudited)

                                    Three Months Ended                                 Six Months Ended
                                         June 30                                           June 30
                               -----------------------------                     -----------------------------

                                  1997             1996          % Change           1997            1996           % Change
                               ------------    -------------    ------------     ------------    -------------    ---------
Net Revenues                      $300,515         $184,724        62.7%           $562,505        $353,113          59.3%
                               ------------    -------------                     ------------    -------------
Cost and expenses:
     Cost of revenues              274,906          162,797        68.9              512,204         311,782          64.3
     Selling, general, &            13,733           12,255        12.1               27,031          22,642          19.4
          administrative       ------------    -------------                     ------------    ------------
                                   288,639          175,052        64.9              539,235         334,424          61.2
                               ------------    -------------                     ------------    ------------
Operating Income                    11,876            9,672        22.8               23,270          18,689          24.5
                               ------------    -------------                     ------------    ------------
Other income (expense):
     Interest income                 1,303              905        44.0                2,562           1,140         124.7
     Interest expense                  (18)             (13)       38.5                  (36)            (26)         38.5
                               ------------    -------------                     ------------    ------------
                                     1,285              892        44.1                2,526           1,114         126.8
                               ------------    -------------                     ------------    ------------
Income before income taxes          13,161           10,564        24.6               25,796          19,803          30.3
Provision for income taxes           5,030            4,161        20.9               10,024           7,820          28.2
                              ------------     ------------                      -------------   ------------
Net income                      $    8,131        $   6,403        27.0            $  15,772       $  11,983          31.6
                               ============    =============                     ============    ============

Primary earnings per share           $0.50            $0.39        28.2                $0.96           $0.75          28.0
                               ============    =============                     ============    ============
Weighted average number of          16,476           16,569                           16,456          16,026
common shares outstanding
during the period


                               Non-Financial Data
                     (in thousands, except percentage data)
                                   (unaudited)

                                Three Months Ended                                  Six Months Ended
                                      June 30                                            June 30
                            ---------------------------                      ------------------------------
                               1997            1996          % Change            1997             1996           % Change
                            -----------     -----------     ------------     -------------     ------------    ------------
Pharmacy network claims         17,777          13,978          27.2%             34,798           27,875          24.8%
processed

Mail pharmacy claims               958             669          43.2               1,844            1,324          39.3
filled

Number of pharmacies in                                                             49.6             47.1           5.3
network

Pharmacy benefit covered                                                          11,600            9,500          22.1
lives

Drug spend                    $595,000        $395,000          50.6           $1,130,000         $750,000         50.7


                              Express Scripts, Inc.
                                  Balance Sheet
                                ($ in thousands)
                                   (unaudited)


                                                     June 30,          December 31,           June 30,
                                                       1997                1996                 1996
                                                 -----------------    ----------------     ----------------
Assets
Current assets
      Cash and cash equivalents                          $ 27,128       $      25,211         $      9,490
      Short term investments                               56,581              54,388               53,441
      Receivables, net                                    184,565             163,805              141,630
      Inventories                                          26,332              17,491               19,481
      Deferred taxes and prepaid expenses                   3,499               2,254                1,911
                                                 -----------------    ----------------     ----------------
        Total current assets                              298,105             263,149              225,953
                                                 -----------------    ----------------     ----------------

Property and equipment (net)                               26,717              21,447               19,630

Other assets                                               12,560              15,829               14,123
                                                 =================    ================     ================
Total assets                                        $     337,382        $    300,425         $    259,706
                                                 =================    ================     ================



Liabilities and Stockholders' Equity

Current liabilities
     Claims payable                                 $     120,669       $      98,865        $      75,331
     Accounts payable                                      18,137              16,347               11,984
     Accrued expenses                                      18,161              19,678               16,477
                                                 -----------------    ----------------     ----------------
        Total current liabilities                         156,967             134,890              103,792
                                                 -----------------    ----------------     ----------------

Deferred income taxes                                       1,572               1,445                1,114

Total stockholders' equity                                178,843             164,090              154,800
                                                 =================    ================     ================
Total liabilities and stockholders' equity          $     337,382        $    300,425         $    259,706
                                                 =================    ================     ================